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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.1.)*



                             Prime Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock $0.25 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   74157 H 108
                     ---------------------------------------
                                 (CUSIP Number)




         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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---------------------                                          -----------------
CUSIP NO. 74157 H 108                  13G                     Page 2 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   E. J. GUZZO

--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (A) [ ]
                   NONE
                                                                  (B) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY

--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
                            5   SOLE VOTING POWER
       NUMBER OF
                                        556,402
         SHARES          -------------------------------------------------------
                            6   SHARED VOTING POWER
      BENEFICIALLY
                                        0
        OWNED BY         -------------------------------------------------------
                            7   SOLE DISPOSITIVE POWER
          EACH
                                        556,402
       REPORTING         -------------------------------------------------------
                            8   SHARED DISPOSITIVE POWER
         PERSON
                                        0
          WITH
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     556,402
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

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                                    ITEM 1(a)

Name of issuer: The name of the issuer is Prime Bancshares, Inc. ("Bancshares").

                                    ITEM 1(b)

Address of issuer's principal executive offices: The principal executive office of Bancshares is 12200 Northwest Freeway, Houston, Texas 77092.

                                    ITEM 2(a)

Name of person filing:  The reporting person is E. J. Guzzo.

                                    ITEM 2(b)

Address or principal business office or, if none, residence: The address of E.
J. Guzzo is 12200 Northwest Freeway, Houston, Texas 77092.

                                    ITEM 2(c)

Citizenship:  E. J. Guzzo is a citizen of the United States of America.

                                    ITEM 2(d)

Title of class of securities: The class of securities of Bancshares owned beneficially by E. J. Guzzo is common stock, $0.25 par value (the "Common Stock").

                                    ITEM 2(e)

CUSIP Number:  74157 H 108

                                     ITEM 3

Not applicable

                                     ITEM 4

Ownership:

(a) The amount of securities beneficially owned by E. J. Guzzo is 556,402 shares of Common Stock, which includes 48,000 shares which may be acquired pursuant to the 1993 Incentive Stock Option Plan.

(b) The percent of the class of Common Stock beneficially owned by E. J. Guzzo is 5.4%.

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(c)      E. J. Guzzo has the sole power to vote or to direct the vote of 556,402 shares of the Common Stock and the sole power to dispose or to direct the disposition of 556,402 shares of the Common Stock.

                                     ITEM 5

Ownership of 5 Percent or Less of a Class:  Not applicable

                                     ITEM 6

Ownership of More than 5 Percent on Behalf of Another Person:  Not applicable

                                     ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable

                                     ITEM 8

Identification and Classification of Members of the Group:  Not applicable

                                     ITEM 9

Notice of Dissolution of Group:  Not applicable

                                     ITEM 10

Certification:  Not applicable

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SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 1, 1999
                                       ------------------------------------
                                       (Date)


                                       /s/ E.J. Guzzo
                                       ------------------------------------
                                       (Signature)



                                       E. J. Guzzo
                                       ------------------------------------
                                       (Name/Title)